Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made among Project Angel Parent LLC, a Delaware limited liability company (including its successors and assigns, the “Parent”), MeridianLink, Inc., a California corporation and wholly-owned subsidiary of Parent (including its successors and assigns, the “Company”), and Timothy Nguyen (the “Executive”) and is effective as of the effectiveness of the Parent’s Form S-1 Registration Statement with the U.S. Securities and Exchange Commission (the “Effective Date”). Except with respect to the Restrictive Covenants Obligations (as modified herein), the Continuing Obligations, and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Parent or the Company regarding the subject matter herein, including without limitation (i) the Employment Agreement between the Executive and the Company dated September 7, 2020 and that certain Employment Agreement entered into as of May 31, 2018, as amended on June 22, 2018, or that certain Separation Agreement dated September 8, 2018 (collectively, the “Prior Agreements”) and (ii) any offer letter, employment agreement or severance agreement; provided, however, that Section 4 in that certain Separation Agreement dated September 8, 2018 and the release of claims attached to the Separation Agreement as Exhibit A shall remain in full force and effect; provided, further, that any term in any prior agreement expressly referenced and preserved in this Agreement shall remain in full force and effect to effectuate such term.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Employment.

(a)    Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company will continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b)    Position and Duties. The Executive shall serve as the Chief Strategy Officer and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer (the “CEO”). The Executive’s principal place of employment shall be in the vicinity of Costa Mesa, California, and the Executive understands and agrees that the Executive shall be required to travel from time to time for business purposes. The Executive shall devote at least twenty (20) hours of the Executive’s business time and energy per week (to be scheduled at least two (2) weeks in advance with the Company’s Executive Assistant in two (2) week increments and to cover at least two (2) days per week), and during such time, shall use his business judgment, knowledge and skill and the Executive’s best efforts in the performance of the Executive’s duties with the Company. The Company and the Executive agree that 50% of the time spent by the Executive attending meetings of the Parent’s Board of Managers or Parent’s Board of Directors, as applicable, (the “Board”) or its affiliates will constitute time spent in Executive’s capacity as Chief Strategy Officer. The Executive may serve on the board of directors of SavvyMoney, Inc. and other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.

2.    Compensation and Related Matters.

(a)    Base Salary. The Executive’s initial base salary shall be paid at the rate of $250,000 per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b)    Stay Bonus. During the Stay Bonus Term (as defined below), the Executive has received and shall continue to receive an annual bonus in the amount of $800,000 (the “Stay Bonus”), which Stay Bonus shall be payable on or before March 15 in the calendar year following the calendar year to which the Stay Bonus relates. For the avoidance of doubt, the maximum amount of total Stay Bonus payments shall not exceed $4,000,000 and, as of the Effective Date, $1,600,000 in Stay Bonus payments have already been paid to the Executive in accordance with prior agreements. As used herein, the “Stay Bonus Term” shall mean the period commencing on June 22, 2018 and ending upon the earlier of (a) June 22, 2023, (b) a Sale of the Company (as defined in that certain Employment Agreement entered into as of May 31, 2018, as amended on June 22, 2018), (c) the date on which the Executive no longer owns any Class A Units or Class B Units (each as defined in that certain Amended and Restated Limited Liability Company Agreement, dated as of May 31, 2018, by and among Parent and the other persons named as parties therein) or any equity interests in Parent that Executive may own upon conversion thereof (including, but not limited to, a conversion of such units in connection with Parent’s conversion to a corporation) or (d) the Executive’s breach of any then existing written agreement between the Executive and the Company.

(c)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d)    Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e)    Paid Time Off. The Executive is not eligible to take paid vacation time or participate in paid time off policies that the Company may have in effect from time to time, except to the extent required by applicable law; provided that the Executive may use any accrued vacation days pursuant to the Prior Agreements (and such accrued vacation time may be used in the Executive’s reasonable discretion). To the extent Executive works less than twenty (20) hours in any given week, the number of hours below twenty (20) hours shall be counted as vacation days against the Executive’s accrued vacation days under the Prior Agreements. Should the Executive exhaust accrued vacation days pursuant to Prior Agreements, any hours worked less than twenty (20) in a work week will be unpaid, and Executive’s Base Salary will be adjusted in the relevant pay periods to reflect the unpaid time off. Further, and without limiting the foregoing, the Executive is not eligible for paid holidays, and the Company will grant Executive twenty-four (24) hours of sick time on an annual basis.

(f)    Equity. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) containing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”).

3.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)    Death. The Executive’s employment hereunder shall terminate upon death.

(b)    Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of six (6) consecutive months in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Board or Company shall, submit to the, as applicable, Board or Company a certification in reasonable detail by a physician selected by the Board or Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)    Termination by Company. The Company may terminate the Executive’s employment hereunder at any time, for any reason, and with or without cause.

(d)    Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason upon thirty (30) days’ prior written notice of the Executive’s voluntary termination of employment (which the Company may, in its sole discretion, make effective earlier than the expiration of such thirty (30) day period).

If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

4.    Notice and Date of Termination.

(a)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other parties hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company under Section 3(c), the date on which Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; and (iii) if the Executive’s employment is terminated by the Executive under Section 3(d), 30 days after the date on which a Notice of Termination is given. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Parent and Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5.    Additional Limitation.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)    For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6.    Section 409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.    Continuing Obligations.

(a)    Restrictive Covenants Obligations. Notwithstanding that the Prior Agreements are superseded, the Executive’s confidentiality, assignment of inventions, non-competition, non-solicitation, and non-disparagement obligations in that certain Employment Agreement dated September 7, 2020 (collectively, the “Restrictive Covenants Obligations”), attached hereto as Exhibit A, continue to be in full force and effect and are incorporated by reference herein; provided, however, and notwithstanding the foregoing, the Executive’s confidentiality/non-disclosure obligation is hereby amended such that it extends beyond five (5) years following the termination of employment and until such time as the confidential information is no longer confidential; provided, further, and for the avoidance of doubt, that the Executive’s obligations under that certain Carried Equity Purchase Agreement, dated as of November 28, 2018, and the Restrictive Covenant Agreement, dated as of March 23, 2018, remain in full force and effect as provided in Exhibit A hereto. For purposes of this Agreement, the obligations in this Section 7 and those that arise in the Restrictive Covenants Obligations and any other confidentiality, assignment of inventions, or other restrictive covenants obligations shall collectively be referred to as the “Continuing Obligations.”

(b)    Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company and Parent that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company or Parent any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or Parent which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company or Parent at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).

(d)    Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(e)    Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-

retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants Obligations for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.    Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the State of California. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9.    Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including without limitation the Prior Agreements, provided that the Restrictive Covenants Obligations (as modified herein), the Continuing Obligations, the Equity Documents, and Section 4 in that certain Separation Agreement dated September 8, 2018 and the release of claims attached to the Separation Agreement as Exhibit A remain in full force and effect.

10.    Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company or Parent to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

11.    Assignment. The parties to this Agreement may not make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other parties; provided, however, that the Company or Parent may assign its rights and obligations under this Agreement (including the Restrictive Covenants Obligations) without the Executive’s consent to any affiliate or to any person or entity with whom the Company or Parent shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive, the Company, and the Parent, and each of the Executive’s, the Company’s, and the Parent’s respective successors, executors, administrators, heirs and permitted assigns.

12.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to (i) in the case of the Executive, at the last address the Executive has filed in writing with the Company; (ii) in the case of the Company, at its main offices, attention of the Board; or (iii) in the case of the Parent, at its main offices, attention of the Board.

16.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Parent.

17.    Effect on Other Plans and Agreements. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 7 hereof. Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both.

18.    Governing Law; Payments. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

19.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the “Effective Date.”

PROJECT ANGEL PARENT LLC

By:
Its:

MERIDIANLINK, INC.

By:
Its:

TIMOTHY NGUYEN

Timothy Nguyen

10